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                                  EXHIBIT 99.1

THE BANK of                                                              NEWS
BARNWELL COUNTY                                                          RELEASE


For Further Information:

Marshall L. Martin, Jr.
President/CFO
803-259-BANK

March 3, 1997

FOR IMMEDIATE RELEASE

THE BANK OF BARNWELL COUNTY OPENS FOR BUSINESS

BARNWELL, SC - The area's first community bank to be established in several decades opened its doors to the public last Friday, February 28, 1997.

Marshall L. Martin, Jr., President and Chief Executive Officer of The Bank of Barnwell County states, "We are proud to be able to bring true hometown banking back to this area. Banking is a relationship business built on service and trust and our employees bring a wealth of banking experience to this community bank and are anxious to begin serving the banking needs of Barnwell County's citizens and businesses. It took tremendous dedication from the Directors, Officers and Employees to accomplish getting this bank open in approximately 12 months from the initial organizational meeting."

The Bank of Barnwell County will operate a full service office at 1810 Main Street in Barnwell with office hours of 9:00 a.m. to 5:00 p.m. Monday through Thursday and 9:00 a.m. to 6:00 p.m. on Friday. On April 7, 1997, the Bank will purchase the 5 Carolina First branches located in Barnwell, Blackville, Salley, Springfield and Williston and as a result will become one of the area's largest financial institutions with assets exceeding $50 million.

Duncan Holliday, Vice President, extended a warm welcome to all to come by and get reacquainted with Teresa, Melanie, Cynthia, Donna, Sonja and Marty and to meet this banking family's newest members, Tiffany Steadman and Dewey Griggs. "We are looking forward to giving our former customers that personal service they came to expect from us and to building new banking relationships with those looking for a bank where decisions are made locally by people who care about their business."

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